UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 23, 2014

XO Group Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-35217	13-3895178
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

195 Broadway, 25th Floor New York, New York	10007
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (212) 219-8555

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05	Costs Associated with Exit or Disposal Activities

On October 23, 2014, XO Group Inc. (the “Company”) committed to a plan to cease operations at its warehouse in Redding, California. As disclosed in Item 2.05 of Form 8-K filed with the Securities and Exchange Commission (“SEC”) on October 24, 2014, the Company estimated at that time that it would incur pre-tax costs in the aggregate amount of approximately $2.5 million to $3.5 million during the fourth quarter of 2014 and the first quarter of 2015. The Company is now filing this amendment Form 8-K/A to announce that it currently expects the actual pre-tax costs to be in the aggregate amount of approximately $1.0 million to $1.5 million. The change in expected costs is due primarily to the fact that the Company cleared inventory in the fourth quarter of 2014 and into early first quarter of 2015, and transitioned its warehouse operations to a third party, and as a result, the Company was able to liquidate unsold inventory and equipment and mitigate its expenses in connection with the Redding warehouse closure.

In addition, the Company disclosed in Item 2.05 of Form 8-K filed with the SEC on November 6, 2014 and Item 2.05 of Form 8-K/A filed with the SEC on December 31, 2014 its exit from the Company’s Ijie operations in China and Hong Kong in December of 2014. As disclosed in Item 2.05 of Form 8-K/A filed with the SEC on December 31, 2014, the Company estimated at that time that it would incur pre-tax costs in the aggregate amount of approximately $3.0 million during the fourth quarter of 2014. The Company is now filing this amendment Form 8-K/A to announce that it currently expects the actual pre-tax costs to be in the aggregate amount of approximately $1.8 million. The loss relates primarily to $1.1 million of carrying value of net assets in excess of the proceeds from the disposition, $0.4 million of disposal costs and $0.3 million associated with the realization of the cumulative translation adjustment. Approximately $1.3 million of these charges are expected to be cash-based. The change in expected costs is due primarily to a reduction in the disposal costs by approximately $0.9 million due to the resolution of certain foreign tax contingencies. We estimate tax impact from the disposition to be approximately $1.5 million, for a total cost of approximately $3.3 million. Due to these changes, the pro forma financial information attached as Exhibit 99.1 to the Form 8-K/A filed with the SEC on December 31, 2014 should no longer be relied upon.

This report on Form 8-K/A contains projections and other forward-looking statements regarding future events and our future financial performance. These statements are only predictions and reflect our current beliefs and expectations. Actual events or results may differ materially from those contained in the projections or forward-looking statements. It is routine for internal projections and expectations to change as the quarter and year progress, and therefore it should be clearly understood that the internal projections and beliefs upon which we base our expectations may change. Although these expectations may change, we will not necessarily inform you if they do nor will we necessarily update the information contained in this report on Form 8-K/A. Readers are urged to read the reports and documents filed from time to time by the Company with the Securities and Exchange Commission for a discussion of important risk factors that could cause actual results to differ materially from those discussed in the forward-looking statements. Forward-looking statements in this report are made pursuant to the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XO GROUP INC.
(Registrant)

Date: March 9, 2015	By:	/s/ GILLIAN MUNSON
Gillian Munson Chief Financial Officer